August 16, 2000



Salvatore J. Zizza
810 Seventh Avenue
27th Floor
New York, NY 10019

Dear Sal:

This letter will confirm your agreement to commit an average of thirty (30) hours per month of your services for the next two (2) years (through September 1, 2002) to Bion Environmental Technologies, Inc. ("Bion"), which services, in addition to your services on Bion's Board of Directors, shall include, without limitation, work as Bion's government affairs liaison, directing Bion's efforts to participate in the development of legislative and regulatory solutions to the numerous environmental issues that impact Bion's business, and an active "back-up" role in the management of Bion's operations and financings. During this period, Bion will provide you with office space located at 18 East 50th , 10th Floor, New York City, NY 10022, and will issue you options to purchase 75,000 shares of Bion common stock at a purchase price of $2.25 per share, exercisable until December 31, 2003, plus 100,000 Class J-2 warrants to purchase Bion common stock at a purchase price of $2.38 per share.

If this accurately represents your understanding of our agreement, please sign below and return the letter to Bion's Colorado office.


                                     Yours,


                                     Mark A. Smith
                                     Chairman


Agreed this 16th day of August, 2000


/s/ Salvatore J. Zizza
Salvatore J. Zizza